Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Results for Fourth Quarter and Full Year 2019

LOS ANGELES, CA – (BUSINESS WIRE) – February 27, 2020 – Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported a net loss of $69 thousand, or less than $0.01 per share, for the fourth quarter of 2019 compared to net income of $275 thousand, or $0.01 per diluted share, for the fourth quarter of 2018.

During the fourth quarter of 2019, the Bank reported increases in net interest income of $336 thousand, service charges on deposits of $25 thousand, and miscellaneous fee income of $34 thousand compared to the fourth quarter of 2018. Results for the fourth quarter of 2019 were impacted, however, by a loan loss provision of $294 thousand, resulting from growth in the Bank’s loan portfolio, whereas results for the fourth quarter of 2018 included a loan loss provision recapture of $254 thousand. Also, during the fourth quarter of 2019, the Company did not sell any loans and therefore did not report any gain on sale of loans, whereas during the fourth quarter of 2018, the Bank recorded a gain on sale of loans of $50 thousand. In addition, certain non-recurring professional expenses contributed to an increase of $45 thousand in non-interest expense in the fourth quarter of 2019 compared to the fourth quarter of 2018.

For the year ended December 31, 2019, the Company reported a net loss of $206 thousand, or ($0.01) per diluted share, compared to net earnings of $815 thousand, or $0.03 per diluted share for the year ended December 31, 2018. The decrease in net earnings was attributable to a decline in the loan loss provision recapture of $1.25 million from the prior year. Also, non-interest expense increased by $515 thousand during 2019 compared to 2018, primarily due to higher professional services fees of $491 thousand and higher compensation costs of $302 thousand, offset by lower REO costs of $166 and lower marketing costs of $88 thousand. These items were partially offset by higher net interest income of $153 thousand and higher gain on sale of loans of $134 thousand during 2019 compared to 2018.

Chief Executive Officer, Wayne Bradshaw, commented, “Overall, our results for 2019 reflected the difficult interest rate environment that persisted throughout the year. In addition, non-recurring professional fees of $437 thousand incurred during 2019 created an additional constraint on profitability. Despite these headwinds, we were able to improve our net interest margin by 27 basis points during the fourth quarter compared to the fourth quarter of 2018, while increasing the total loan portfolio by over $36 million, or 10%, for the year. As a result, we increased the Bank’s net interest income for the fourth quarter and the full year.”

“Moreover, during 2019 Broadway completed a transition from a banking institution that has generated a substantial portion of its income through loan recaptures and recoveries, created by cleansing the loan portfolio, to a financial organization that has its profits tied to loan growth, net interest margins, and operating efficiency. This transition reflects, in part, our success in lowering non-performing assets, which we were able to decrease to 0.10% of total assets by year end, representing a decrease of 77% from the end of 2018.”

“I am also pleased to report that we increased originations to over $114 million for 2019, representing 16% growth for the year. As part of this loan growth, we increased our originations of commercial real estate and construction loans by 289%; typically, these loans generate higher yields than are available from single family and multi-family residential loans. Also, these products help us leverage our existing lending relationships and expertise, and increase Broadway’s ability to address the unrelenting demand for affordable housing, particularly within the Bank’s target market of low to moderate income communities in Southern California.”

“Going forward we will continue leveraging our loan origination capabilities, which we believe are best in class, while remaining vigilant in maintaining the quality of our loan portfolio. In addition, after examining all facets of our business during the past few quarters we are now beginning to implement changes that will reduce non-interest expenses and improve our operating efficiency, leverage, and profitability.”

“Finally, I wish to thank our employees for their dedication to building value, and our stockholders for their continuing support of our mission, which remains focused on serving the real estate, business, and financial needs of customers in underserved urban communities in Southern California.”

Net Interest Income

Net interest income for the fourth quarter of 2019 totaled $2.8 million, compared to $2.5 million for the fourth quarter of 2018. The increase of $336 thousand in net interest income primarily resulted from higher interest income and fees on loans receivable, which were partially offset by lower interest income on other interest earning assets and higher interest expense on deposits. The net interest margin increased to 2.70% for the fourth quarter of 2019 from 2.43% for the fourth quarter of 2018.

Interest and fee income on loans increased by $493 thousand for the fourth quarter of 2019 compared to the fourth quarter of 2018. The increase in interest and fee income on loans primarily resulted from an interest recovery of $270 thousand on a non-accrual loan, an increase of 5 basis points in average yield on loans, which increased interest income by $156 thousand, and an increase of $6.7 million in the average balance of loans receivable, which increased interest income by $67 thousand.

Interest income on securities decreased by $24 thousand for the fourth quarter of 2019 compared to the fourth quarter of 2018. The decrease in interest income on securities primarily resulted from a decrease of $3.5 million in the average balance of securities. There was no change in the average interest rate earned on securities during the fourth quarter of 2019 compared to the fourth quarter of 2018.

Other interest income decreased by $37 thousand for the fourth quarter of 2019 compared to the fourth quarter of 2018. The decrease was primarily due to a non-recurring dividend of $47 thousand received from the Federal Home Loan Bank of San Francisco (“FHLB”) during the fourth quarter of 2018, and a decrease of 11 basis points in the average rate earned on interest-bearing deposits, which decreased interest income by $19 thousand, offset by an increase of $6.0 million in the average interest-earning deposit balance, which increased interest income by $29 thousand.

Interest expense on deposits increased by $95 thousand for the fourth quarter of 2019 compared to the fourth quarter of 2018. The increase in interest expense on deposits primarily resulted from an increase of 11 basis points in the average cost of deposits, which increased interest expense by $71 thousand, and an increase of $4.9 million in the average interest-bearing deposit balance, which increased interest expense by $24 thousand.

Interest expense on borrowings increased by $1 thousand for the fourth quarter of 2019 compared to the fourth quarter of 2018. The higher interest expense on borrowings reflected a net increase of $2.3 million in average borrowings, due to an increase of $2.8 million in the average balance of FHLB advances offset by a decrease of $513 thousand in the average balance of the Company’s junior subordinated debentures. The net change in borrowings increased interest expense by $10 thousand, which was mostly offset by a decrease of 7 basis points in the overall cost of borrowings, which decreased interest expense by $9 thousand.

For the year ended December 31, 2019, net interest income increased by $153 thousand to $10.5 million compared to $10.3 million for the year ended December 31, 2018. The increase in net interest income primarily resulted from higher interest earned on loans, which offset lower interest on other interest-earning assets and higher interest expense on deposits and borrowings. The net interest margin decreased by 3 basis points to 2.54% for the year ended December 31, 2019 from 2.57% for the same period in 2018.

Interest and fees on loans receivable increased by $1.6 million for the year ended December 31, 2019 compared to the same period a year ago. The increase was primarily due to an increase of 19 basis points in the average yield on loans receivable, which increased loan interest income by $677 thousand, an increase of $542 thousand in interest recoveries on non-accrual loans, and an increase of $8.8 million in the average balance of loans receivable, which increased interest income by $347 thousand.

Interest income on securities decreased by $54 thousand for the year ended December 31, 2019 compared to the prior year due to a decrease of $2.5 million in the average securities balance, which decreased interest income by $66 thousand, offset by an increase of 7 basis points in the average yield on securities, which increased interest income by $12 thousand.

Other interest income increased by $98 thousand for the year ended December 31, 2019 compared to the prior year. The increase in other interest income primarily resulted from a net increase in the average balance of interest earning cash deposits in other banks of $4.0 million, which increased interest income by $84 thousand, and an increase of 36 basis points in the deposit rate, which increased interest income by $61 thousand. These increases were partially offset by a decrease of $47 thousand in dividends on FHLB stock during the year ended December 31, 2019 because the Bank received a special dividend during the fourth quarter of 2018.

Interest expense on deposits increased by $1.2 million for the year ended December 31, 2019 compared to the prior year, primarily due to an increase of 39 basis points in the average cost of deposits, which increased interest expense by $1.0 million, and an increase of $6.6 million in the average balance of deposits, which increased interest expense by $174 thousand.

Interest expense on borrowings increased by $270 thousand for the year ended December 31, 2019 compared to the prior year, primarily due to an increase of $272 thousand in interest expense on FHLB advances. The interest expense on FHLB advances increased due to an increase of 29 basis points in the average cost of FHLB borrowings, which increased interest expense by $221 thousand and an increase of $2.3 million in the average balance of FHLB advances, which increased interest expense by $51 thousand. The increase in interest expense on FHLB advances was offset by a decrease of $2 thousand in interest expense on the Company’s junior subordinated debentures. Interest expense on the junior subordinated debentures decreased because the average balance of such junior subordinated debentures decreased by $209 thousand, which decreased interest expense by $10 thousand, offset by the effects of an increase of 17 basis points in the average interest rate for the junior subordinated debentures, which increased interest expense by $8 thousand.

Loan Loss Provision/Recapture

The Bank recorded a loan loss provision of $294 thousand for the fourth quarter of 2019 compared to a loan loss provision recapture of $254 thousand for the fourth quarter of 2018. The loan loss provision recorded in the fourth quarter of 2019 was primarily due to growth in the multi-family portfolio, while the loan loss provision recapture for the fourth quarter of 2018 was primarily due to the removal of a specific allowance of $183 thousand upon the payoff of an impaired loan and improvement in historical loss factors.

For calendar year 2019, the Bank recorded a net loan loss provision recapture of $7 thousand, which was comprised of a loan loss provision recapture of $348 thousand in the first quarter, offset by loan loss provisions of $47 thousand in the third quarter and $294 thousand in the fourth quarter due to growth in the loan portfolio. The Bank recorded a loan loss provision recapture of $1.3 million for calendar year 2018 due to an overall improvement in the environmental factors used in the Company’s analysis of the allowance for loan and lease losses (“ALLL”).

Loan loss recoveries totaled $260 thousand during the year ended December 31, 2019, compared to $114 thousand during 2018. There were no charge-offs during the years ended December 31, 2019 and December 31, 2018.

At December 31, 2019, the ALLL was $3.2 million, or 0.79% of the Bank’s gross loans receivable held for investment, compared to $2.9 million, or 0.82% of gross loans receivable held for investment at December 31, 2018. Due to a reduction in non-performing loans from $911 thousand at the end of 2018 to $424 thousand at the end of 2019, ALLL, as a percentage of non-performing loans, increased to 750.5% at the end 2019 from 321.5% at the end of 2018.

Non-interest Income

Non-interest income for the fourth quarter of 2019 totaled $193 thousand compared to $184 thousand for the fourth quarter of 2018. The increase in non-interest income of $9 thousand reflected higher service charges on deposits of $25 thousand and higher miscellaneous fees of $34 thousand, offset by a decrease in gain on sale of loans of $50 thousand as the Bank did not have any loan sales in the fourth quarter of 2019.

For the year ended December 31, 2019, non-interest income totaled $1.1 million compared to $865 thousand for the same period a year ago. The increase of $187 thousand in non-interest income was primarily due to an increase of $134 thousand in gain on sale of loans, an increase of $42 thousand in service charges on deposits, and an increase in miscellaneous fees of $11 thousand during 2019 compared to 2018.

Non-interest Expense

Non-interest expense for the fourth quarter of 2019 and 2018 totaled $2.8 million. Increases in professional services expense, compensation and benefits expense and information services expenses were offset by decreases in REO expense and FDIC insurance costs.

For the year ended December 31, 2019, non-interest expense totaled $12.1 million compared to $11.6 million for the same period a year ago. The increase of $515 thousand in non-interest expense was primarily due to increases of $491 thousand in professional services expense, which included $437 thousand of expenses related to non-recurring matters in 2019, $302 thousand in compensation and benefits expense and $66 thousand in information services expenses, offset primarily by decreases of $166 thousand in REO expense, $88 thousand in marketing expense, and $68 thousand in FDIC insurance expense (primarily due to $56 thousand of Small Bank Assessment credits that the Bank received due to FDIC excess reserves).

Professional services expense increased by $491 thousand during the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily due to $375 thousand in legal and consulting fees related to strategic matters and $116 thousand in outsourced internal audit services.

Compensation and benefits expense increased by $302 thousand during the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily due to increases of $281 thousand in stock-related salary costs, and $46 thousand in salary increases.

Income Taxes

The Company recorded an income tax benefit of $83 thousand for the fourth quarter of 2019 and $345 thousand for calendar year 2019 compared to an income tax benefit of $179 thousand for the fourth quarter of 2018 and an income tax expense of $56 thousand calendar year 2018. The tax benefits included low income housing tax credits of $49 thousand for the fourth quarter and $198 thousand for calendar 2019.

The Company evaluated and determined no valuation allowance on its deferred tax assets was necessary. Net deferred tax assets totaled $5.2 million at December 31, 2019 and $5.0 million at December 31, 2018.

Balance Sheet Summary

Total assets increased by $31.0 million to $440.4 million at December 31, 2019 from $409.4 million at December 31, 2018. The growth in total assets was primarily comprised of an increase of $42.3 million in net loans receivable held for investment offset by decreases of $6.2 million in loans receivable held for sale, $3.7 million in securities available for sale, $1.1 million in interest-bearing cash in other banks and $833 thousand in REO. The Bank had no REO as of December 31, 2019.

The Bank had no loans held for sale as of December 31, 2019 compared to $6.2 million as of December 31, 2018. During 2019, the Bank originated $15.1 million in loans held for sale, transferred $1.5 million to loans held for sale from loans held for investment, sold $22.7 million in loans held for sale, and received $115 thousand in loan repayments. During 2018, the Bank originated $20.2 million in loans held for sale, transferred $16.9 million to loans held for investment, sold $19.3 million in loans held for sale and received $159 thousand in loan repayments.

Loans receivable held for investment, net of the allowance for loan losses, totaled $397.8 million at December 31, 2019, compared to $355.6 million at December 31, 2018. During 2019, the Bank originated $114.4 million in new loans, $103.1 million of which were multi-family loans, $9.5 million of which were commercial real estate loans, $1.7 million of which were construction loans, and $49 thousand of which were commercial loans. Of the multi-family loans originated, we allocated $88.0 million, or 85%, to loans held for investment and $15.1 million, or 15%, to loans held for sale. In addition, we transferred net loans of $1.5 million to loans held for sale from loans held for investment during 2019. During 2018, the Bank originated $99.0 million in new loans, $96.0 million of which were multi-family loans. Of the multi-family loans originated during 2018, we allocated $75.8 million, or 79%, to loans held for investment and $20.2 million, or 21%, to loans held for sale. We transferred $16.9 million of loans to loans held for investment from loans held for sale during 2018.

Deposits increased by $16.3 million to $297.7 million at December 31, 2019 from $281.4 million at December 31, 2018. The growth in deposits primarily consisted of increases of $13.8 million in certificates of deposit accounts, $8.1 million in one-way CDARS and $6.3 million in reciprocal CDARS. These increases were offset by decreases of $9.9 million in brokered deposits, $1.4 million in liquid deposits (NOW, demand, money market and passbook accounts) and $650 thousand in deposits gathered from a deposit listing service.

Total borrowings at December 31, 2019 consisted of advances to the Bank from the FHLB of $84.0 million, and junior subordinated debentures issued by the Company of $4.3 million, compared to advances from the FHLB of $70.0 million and junior subordinated debentures of $5.1 million at December 31, 2018. During 2019, the Bank paid off $8.0 million in maturing FHLB advances and borrowed $18.0 million in new advances from the FHLB. In addition, the Bank had one overnight advance from FHLB for $4 million outstanding as of December 31, 2019. The Company made scheduled principal payments of $765 thousand on its junior subordinated debentures during 2019.

Stockholders' equity was $48.8 million, or 11.09% of the Company’s total assets, at December 31, 2019, compared to $48.4 million, or 11.83% of the Company’s total assets, at December 31, 2018. The Company’s book value was $1.75 per share as of December 31, 2019, compared to $1.77 per share as of December 31, 2018.

At December 31, 2019, the Bank’s Total Capital ratio (Total Capital to Total Risk-Weighted Assets) was 18.29% and its Leverage ratio (Tier 1 Capital to Adjusted Total Assets) was 11.56%, compared to a Total Capital ratio of 20.48% and a Leverage ratio of 12.03% at December 31, 2018.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities. We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts. The Bank operates three full service branches, two in the city of Los Angeles, California, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE: Broadway Financial Corporation

Contact:	Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or
investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARY

Selected Financial Data and Ratios (Unaudited)

(Dollars in thousands, except per share data)

	December 31, 2019	December 31, 2018
Selected Financial Condition Data and Ratios:
Cash and cash equivalents	$15,566	$16,651
Securities available-for-sale, at fair value	11,006	14,722
Loans receivable held for sale	-	6,231
Loans receivable held for investment	401,029	358,485
Allowance for loan losses	(3,182)	(2,929)
Loans receivable held for investment, net of allowance	397,847	355,556
Total assets	440,369	409,397
Deposits	297,724	281,414
FHLB advances	84,000	70,000
Junior subordinated debentures	4,335	5,100
Total stockholders' equity	48,848	48,436

Book value per share	$1.75	$1.77
Equity to total assets	11.09%	11.83%

Asset Quality Ratios:
Non-accrual loans to total loans	0.11%	0.25%
Non-performing assets to total assets	0.10%	0.43%
Allowance for loan losses to total gross loans	0.79%	0.82%
Allowance for loan losses to total delinquent loans	12238.46%	8368.57%
Allowance for loan losses to non-performing loans	750.47%	321.51%

Non-Performing Assets:
Non-accrual loans	$424	$911
Loans delinquent 90 days or more and still accruing	-	-
Real estate acquired through foreclosure	-	833
Total non-performing assets	$424	$1,744

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2019		2018		2019		2018
Selected Operating Data and Ratios:
Interest income	$4,374		$3,942		$16,847		$15,237
Interest expense	1,580		1,484		6,386		4,929
Net interest income	2,794		2,458		10,461		10,308
Loan loss provision (recapture)	294		(254)		(7)		(1,254)
Net interest income after loan loss provision recapture	2,500		2,712		10,468		11,562
Non-interest income	193		184		1,052		865
Non-interest expense	(2,845)		(2,800)		(12,071)		(11,556)
(Loss) income before income taxes	(152)		96		(551)		871
Income tax (benefit) expense	(83)		(179)		(345)		56
Net (loss) income	$(69)		$275		$(206)		$815

(Loss) earnings per common share-diluted	$-		$0.01		$(0.01)		$0.03

Loan originations (1)	$54,602		$21,170		$114,374		$98,960

Net recoveries to average loans	(0.00	)%(2)	(0.00	)%(2)	(0.07	)%(2)	(0.03	)% (2)
Return on average assets	-0.07	%(2)	0.27	%(2)	-0.05	%(2)	0.20	% (2)
Return on average equity	-0.57	%(2)	2.29	%(2)	-0.42	%(2)	1.71	% (2)
Net interest margin	2.70	%(2)	2.43	%(2)	2.54	%(2)	2.57	% (2)

(1) Does not include net deferred origination costs.

(2) Annualized